Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated as of the 20th day of December, 2017 amends the Employment Agreement, dated April 28, 2015, as amended on December 1, 2016 and May 31, 2017 (collectively, the “Agreement”), by and between Synthetic Biologics, Inc. (the “Company”) and Steven A. Shallcross (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Company currently employs the Executive as its Chief Financial Officer, Treasurer and Secretary pursuant to terms and conditions set forth in the Agreement; and

WHEREAS, the Company also desires to employ the Executive as its Interim Chief Executive Officer, and the Executive desires to accept such position, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.           Amendments.

A.	Section 2 of the Agreement is hereby amended by adding the following paragraph to the end of Section 2 of the Agreement:

(a)	“The Executive shall also serve as Interim Chief Executive Officer effective December 5, 2017 until the time that the Company appoints a permanent Chief Executive Officer unless there is an earlier termination of the Executive in accordance with the Agreement. As Interim Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board shall designate that are consistent with the Executive’s position as Interim Chief Executive Officer, including directing, supervising and having responsibility for all aspects of the operations and general affairs of the Company as directed by the Board. The Executive shall report to, and be subject to, the lawful direction of the Board. During Executive’s tenure as Interim Chief Executive Officer, the Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company.”

B.	Section 4 of the Agreement is deleted and replaced with the following:

“4. (a) BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of Three Hundred Eighty One Thousand One Hundred and Fifty Dollars ($381,150), payable semi-monthly in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board (or a committee thereof) in its sole discretion, but may not be decreased. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) MONTHLY COMPENSATION. For the period that the Executive serves as Interim Chief Executive Officer, he shall receive a cash payment from the Company of Eight Thousand Dollars ($8,000) per calendar month; pro-rated for any partial months that Executive serves as Interim Chief Executive Officer, payable in accordance with the regular payroll practices of the Company.

2.           Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3.           No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Company:

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Jeffrey J. Kraws
Name: Jeffrey J. Kraws
Title: Chairman of the Board of Directors

Executive:

/s/ Steven A. Shallcross
STEVEN A. SHALLCROSS